Exhibit 99.1


FOR IMMEDIATE RELEASE                             Contact: Thomas M. Mishoe, Jr.
May 29, 2001                                                      (804) 228-5600


                        Open Plan Systems, Inc. Announces
                         Creation of Operating Committee

         RICHMOND,  VIRGINIA (May 29, 2001) - Open Plan Systems,  Inc.  (Nasdaq:
PLANE), the largest independent remanufacturer of work stations in the United States, announced today that its Board of Directors had appointed an interim Operating Committee to manage the day-to-day operations of the Company until a replacement for John L. Hobey, the Company's Chief Executive Officer, can be found. The Board's action followed the resignation of Mr. Hobey as Chief Executive Officer and a director of the Company effective May 25, 2001. The members of the Operating Committee are David E. Green, Vice President, Steven P. Hindle, Vice President-Sales and Marketing, Robert E. O'Neil, Jr., Vice President-National Accounts and Thomas M. Mishoe, Jr., the former Chief Financial Officer of Eskimo Pie Corporation and currently a consultant to the Company. The Operating Committee also has been tasked with the responsibility of formulating plans to address current issues facing the Company.

         Anthony F. Markel, Chairman of the Board of the Company, commented "The establishment of an Operating Committee is a temporary measure necessitated by the resignation of Mr. Hobey prior to the appointment of his successor. The Operating Committee is composed of three members of senior management of the Company and Mr. Mishoe. The Board has a great deal of confidence in these individuals to manage the Company while the Board continues its search for a qualified chief executive officer to replace Mr. Hobey. The Board is also actively engaged in recruiting a chief financial officer and a controller for the Company. In the interim, the Company's two financial consultants have been asked to assume additional responsibilities until these positions can be filled."

         The Company cautions readers that forward-looking statements contained herein are based upon management's current knowledge and assumptions about future events. Actual events, results or performance may be materially different from any events, results or performance expressed or implied by such forward-looking statements.

         Open Plan Systems, Inc. remanufactures and markets modular office work stations through a network of Company-owned sales offices and selected dealers. Work stations consist of movable panels, work surfaces, storage units, lighting and electrical distribution combined into a single integrated unit.